SECOND AMENDMENT TO
DISTRIBUTION AGREEMENT

This Amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”) dated as of January 4, 2010, by and between DundeeWealth Funds (formerly known as BHR Institutional Funds), an open-end management investment company (the “Client”) and Foreside Fund Services, LLC, a Delaware limited liability company (“Foreside”) is entered into as of November 1, 2012 (the “Effective Date”).

WHEREAS, the Client and Foreside desire to amend Exhibit A of the Agreement to update the list of Funds; and

WHEREAS, Section 16 of the Agreement requires all amendments to be in writing and signed by the parties;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

II.	Exhibit A to the Agreement is hereby amended and restated as provided on Appendix A attached hereto.

III.	All other terms, conditions, provisions and sections of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

DUNDEEWEALTH FUNDS	FORESIDE FUND SERVICES, LLC

By:	By:
Name: Amy D. Duling	Name: Mark A. Fairbanks
Title: President	Title: President

APPENDIX A

EXHIBIT A

As of November 1, 2012

JOHCM Emerging Markets Opportunities Fund
JOHCM International Select Fund
Dynamic Canadian Equity Income Fund
Dynamic Contrarian Advantage Fund
Dynamic Discovery Fund
Dynamic Energy Income Fund
Dynamic Global Growth Fund
Dynamic Gold & Precious Metals Fund
Dynamic U.S. Growth Fund
Dynamic World Growth Fund
Mount Lucas U.S. Focused Equity Fund
Smith Group Large Cap Core Growth Fund